Exhibit 3.39(a)
Form 201 (revised 9/03) This space reserved for office use Return in Duplicate to Articles of Incorporation Secretary of State Pursuant to Article 3.02 P O Box 13697 Texas Business Austin, TX 78711-3697 Corporation Act FAX 512/463-5709 Filing Fee: $300 Article I-Corporate Name The name of the corporation is as set forth below USP Cedar Park, Inc The name must contain the word "corporation," "company," "incorporated," or an abbreviation of one of these terms. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for "name availability" is recommended. Article 2 - Registered Agent and Registered Office (Select and complete either A or B and complete C) A The initial registered agent is an organization (cannot be corporation named above) by the name of C T Corporation System OR B The initial registered agent is an individual resident of the state whose name is set forth below First Name M I Last Name Suffix C The business address of the registered agent and the registered office address is Street Address City State Zip Code c/o C T Corporation System, 350 N Dallas TX 75201 St Paul Street Article 3 - Directors The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are set forth below. Director 1 First Name M I Last Name Suffix William H Wilcox Street Address City State Zip Code 15305 Dallas Parkway, #1600 Addison TX 75001 Director 2 First Name M I Last Name Suffix Street Address City State Zip Code

Director 3 First Name M I Last Name Suffix Street Address City State Zip Code Article 4 - Authorized Shares A The total number of shares the corporation is authorized to issue is 1,000 and the par value of each of the authorized shares is $100 OR (You must select and complete either option A or option B, do not select both.) B The total number of shares the corporation is authorized to issue is and the shares shall have no par value If the shares are to be divided into classes, you must set forth the designation of each class, the number of shares of each class, the par value (or statement of no par value), and the preferences, limitations, and relative rights of each class on the space provided for supplemental information on this form Article 5 - Duration The period of duration is perpetual Article 6 - Purpose The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act Supplemental Provisions/Information Text Area [The attached addendum, if any, is incorporated herein by reference] Incorporator The name and address of the incorporator is set forth below. Name Alex Jenkins Street Address City State Zip Code 15305 Dallas Parkway, #1600 Addison TX 75001 Effective Date of Filing This document will become effective when the document is filed by the secretary of state OR This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is The undersigned incorporator signs these articles of incorporation subject to the penalties imposed by law for the submission of a false or fraudulent document Signature of incorporator